Exhibit 10.27C

THIRD AMENDMENT TO OFFIC E LEASE AGREEMENT

THIS Third Amendment to Office Lease Agreement (this "Amendment ") is entered into as of January _, 2009, between NNN Las Colinas Highlands, LLC, NNN Las Colinas Highlands l , LLC, NNN Las Colinas Highland s 2, LLC, NNN Las Colinas Highlands 3, LLC, NNN Las Colinas Highlands 4, LLC, NNN Las Colinas Highlands 5, LLC, NNN Las Colinas Highlands 6, LLC, NNN Las Colinas Highland s 7, LLC, NNN Las Colinas Highlands 8, LLC, NNN Las Colinas Highlands 9, LLC, NNN Las Colinas Highlands l 0, LLC, NNN Las Colinas Highlands 1 1, LLC, NNN Las Colinas Highlands 12, LLC, NNN Las Colinas Highlands 13, LLC, NNN Las Colinas Highlands 14, LLC, NNN Las Colinas Highlands 15, LLC, NNN Las Colinas Highlands 16, LLC, NNN Las Colinas Highlands 17, LLC, NNN Las Colinas Highlands 18, LLC, NNN Las Colinas Highlands 19, LLC, NNN Las Colinas Highlands 20, LLC, NNN Las Colinas Highland s 21, LLC, NNN Las Colinas Highlands 22, LLC, NNN Las Colinas Highlands 23, LLC, NNN Las Colinas Highlands 24, LLC, NNN Las Colinas Highlands 25, LLC, NNN Las Colinas Highlands 26, LLC, NNN Las Colinas Highland s 27, LLC, NNN Las Colinas Highlands 28, LLC, NNN Las Colinas Highlands 29, LLC, NNN Las Colinas Highlands 30, LLC, NNN Las Colinas Highlands 31, LLC, each one a Delaware limited liability company (collectively, "Landlord"), acting by and through Triple Net Properties  Realty, Inc. ("Agent" for Landlord) and Conexis Benefit Administrators, L.P., a Texas limited partnership ("Tenant").

RECITALS:

A. A predecessor-in-interest of Landlord and Tenant entered into a certain lease (the "Original Lease") with a lease reference date of August 2, 2004, as amended by Lease Amendment No. 1 dated December l , 2004 (the "First Amendment"), and as amended by Lease Amendment No . 2 dated October 20, 2005 (the "Second Amendment") (the Original  Lease, the First Amendment, Second Amendment and this Amendment are hereinafter collectively referred to as the "Lease"), for a Term that expires October 31 , 2015;

B. Tenant currently occupies 88,035 rentable square feet (the "Existing Premises")  being Suites 200, 300 & 400 located in the building commonly known as Las Colinas Highlands with a street address of 6191 N. State Highway 16 l , Irving Texas 75038 as further described in the Lease (the "Building").   No subtenants currently occupy or have ever occupied the Existing Premises.

C. Landlord and Tenant now desire to expand the Existing Premises to include certain space located in Suite 150 of the Building and otherwise amend the terms of the Original Lease, as previously amended, subject to the terms and conditions of this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and provided that there is no uncured Event of Default under the Lease, the parties hereto agree, and the Lease is modified as follows:

AGREEMENTS:

l .   Definitions .  All capitalized terms not otherwise defined herein shall have the meanings given them in the Lease.

2. Expansion of Premises . Effective January I, 2009 (the "Expansion Effective Date"), the term "Premise s" shall mean both the Existing Premises and those certain premises agreed to consist of 1,787 rentable square feet, located in Suite 150 of the Building, as depicted on- Exhibit A hereto (the "Expansion Premises"), for a total of 89,822 Rentable Square Feet, regardless of when Landlord 's Work is substantially completed .   Tenant 's Proport ionate Share shall be 44.87%, which  is the quotient

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(expressed as a percentage), derived by dividing the approximate rentable area of the Premises (89,822) by the approximate rentable area in the Building (200, 167).

3. Base Rental. Commencing on the Expansion Effective Date, Annaul Rent for the Expansion Premises shall be paid in Monthly Installment s as follows:

Period	Rentable Square Foota2e	Annual Rent	Monthly Installment of Rent
1/1/09 - 5/31/09	1,787	$0.00	$0.00
6/1/09 – 6/30/09	1,787	$28,770.70	$2,397.56
7/1/09 - 12/31/09	1,787	$35,203.90	$2,933.66
l/l/10 - 12/31/10	1,787	$36,990 .96	$3,082.58
1/1/1 1 - 12/31/11	1,787	$38,599.20	$3,2 16.60
1/1/12 - 12/31/12	1,787	$39,760 .75	$3,313.40
1/1/13 - 12/31/13	1,787	$40,958.04	$3,413.17
l/1/14 - 12/3l/14	1,787	$42, 173.20	$3,5 14.43
l/l/15 - 10/31/15	1,787	$43,441.97	$3,620.16

in each case, plus electricity. Monthly Installments of Rent for the Existing Premises shall remain unchanged.

4. Base Year. From and after the Expansion Effective Date, the Base Year for the Expansion Premises only shall be:

BASE YEAR (EXPENSES):January 1, 2009 to December 31, 2009;

BASE YEAR (INSURANCE):   January 1, 2009 to December 31, 2009; and

BASE YEAR (TAXES):Taxes for January  1, 2009 to December 31, 2009.

5. Premises .  Tenant accepts the Expansion Premises in "AS IS", "WITH ALL FAULTS" condition as of the date of this Amendment. Landlord has no responsibility to make any alterations or improvements to the Expansion Premises, except as expressly set forth in Exhibit B to this Amendment. Tenant specifically acknowledges that Landlord has made no representations or warranties whatsoever concerning the condition of any aspect of the Expansion Premises and the Building, or the present or future suitability for Tenant's use, and Tenant waives all implied warranties.

6. Parking. The following provision is hereby added to Article 30 of the Original Lease:

"30.1.7 Landlord agrees to allow Tenant to use three (3) unreserved garage  parki ng spaces and four (4) surface parking spaces at no charge, in addition to the parking spaces allocated to Tenant under Article 30.1."

7. Taxes. Article 4.1 .3 of the Original Lease is hereby modified, solely with respect to the Expansion Premises, commencing on the Expansion Effective Date, to include as a part of "Taxes" all taxes levied in substitution or replacement for real estate taxes, and all taxes (including the ' margin' tax, but not state or federal net income tax) now or hereafter imposed upon rents or other revenues of Landlord attributable to the Property.

8. Indemnification. Solely in order to cause Article 10 of the Original Lease to comply with the "Fair Notice" and ·”Express Negligence" requirements of Texas law, and not intending  to make any substantive change, Article 10 of the Original Lease is hereby modified by inserting, at the end of the first

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sentence: ", even if attributable to the negligence of Land lord or any Landlord Entity". Article I 0 is further modified by inserting, at the end of the second sentence: ", even if attributable to the negligence of Landlord or any Landlord entity."

9.          Full Force and Effect.   Except as extended by this Amendment , all terms and conditions of the Original Lease (including without limitation the one time right to terminate the Lease in its entirety  as provided in Section 42 of the Original lease) shall remain in full force and effect and Landlord and Tenant shall be bound thereby. Tenant  hereby  represents, warrants  and  agrees that:  (a) to Tenant's  actual knowledge, there exists no breach, default or event of default by Landlord under the Lease, or any event or condition which, with notice or passage of time or both, would constitute a breach, default or event of default by Landlord under the Lease, (b) the Lease continues to be a legal, valid and binding agreement and obligation  of Tenant, and (c) to Tenant's actual knowledge, Tenant has no offset or  defense to its performance  or obligations under the Lease.  Tenant  hereby waives and  releases all  claims, demands, charges, accounts or causes of action presently existing and actually known to Tenant arising out of or in connection with the Lease or Tenant 's occupancy of the Premises.

l0.      Broker.  Tenant represent s and warrants that it has not dealt w ith any broker in connection with the negotiation or execution of this Amendment other than Cushman & Wakefield of Texas, Inc. representing Tenant, and Grubb & Ellis Company representing Landlord whose commissions Landlord shall pay in accordance with the terms of a separate agreement. Tenant agrees to indemnify and hold Landlord hannless from all liability arising from any claim by any other broker claiming under Tenant including, without limitation, the cost of reasonable counsel fees in connection therewith .  Landlord agrees to indemnify and  hold  Tenant harmless from all liability arising from any claim  by any other broker claiming under  Landlord including, without limitat ion, the cost of reasonable counsel fees in connection therewith.

11. Authoritv Each party represents and warrants that it has due power and lawful authority to execute and deliver this Amendment and to perform its obligations under the Lease; and the Lease and this Amendment are the valid, binding and enforceable obligations of such party.

12. Anti-Terrorism Statute Compliance.  Tenant  hereby  represents and warrants  to Land lord that Tenant is not: (a) in violation of any Anti-Terrorism Law; (b) conducting any business or engaging in any transaction or dealing with any Prohibit ed Person, including the making or receiving or any  contribution of funds, goods or services to or for the benefit of any Prohibited Person; (c) dealing in, or otherwise engaging in any transaction relating to, any propert y or interest in property blocked pursuant to Executive Order No. 13224; (d) engaging in or conspiring to engage in any transaction that evades or avoids, or had the purpose of evading or avoiding, or attempts to violate any of the prohibition s set forth in any Anti Terrorism  Law; or (e) a Prohibited  Person, nor are any of its partners, members, managers, officers or d irectors a Prohibited Person .  Landlord  hereby represents and warrants to Tenant that Landlord  is not:

(a) in violation of any Anti-Terrorism Law; (b) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving or  any  contribution  of  funds, goods or services to or for the benefit of any Prohibited Person; (c) dealing in, or otherwise engaging in any transaction relat ing to, any propert y or interest in property blocked pursuant to Executive Order No. 13224; (d) engaging in or conspiring to engage in any transaction that evades or avoids, or had the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in any Anti Terrorism Law ; or (e) a Prohibit ed Person, nor are any of its partners, members, managers, officers or directors a Prohibited Person. As used herein, "Antiterroris m Law" is defined as any law relat ing to terrorism, anti-terrorism, money laundering or anti-money laundering  activities,  includi ng  Execut ive Order o. 13224 and Title 3 of the USA Patriot Act. As used herein "Execu tive Order No. 13224" is defined as Executive Order 1 o. 13224 on Terrorist Financing effective September 24, 200 l , and relating to ..Blocking Property and Prohibit ing Transactions With  Persons \Vho Cornnlit, or Support Terrorism"

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"Prohibited Person" is defined as (i) a person or entity that is listed in the Annex to Executive Order 13224; (ii) a person or entity with whom Tenant or Landlord is prohibited from dealing or otherwise engaging in any transact ion by any Anti Terrorism Law, or (iii) a person or entity that is named as a "speciall y designated national  and blocked person" on the most current list published by the U.S. Treasury Department Office Of Foreign Assets Control as its official website, http://www.treas.gov/ofac/t l l sdn.pdf_ or at any replacement website or other official publication of such list. "USA Patriot Act" is defined as the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 200 l " (Public Law 107-56).

[Signatures follow]

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EXECUTED as of the date first written  above.

LANDLORD:	TENANT:
Triple Net Properties Realty, Inc, Agent for landlord	CONEXIS BENEFITS ADMINISTRATORS, LP., a Texas limited partnership
By:	By:
By:	By:
Name:	Name:
Title	Title:
Dated	Dated:

ACKNOWLEDGED AND AGREED,

________, 2009

GUARANTOR:

Word and Brown Insurance Admistrators, Inc.

By:

Name:

Title:

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EXHIBIT B WORK LETTER

1. This Work Letter shall set forth the obligations of Landlord and Tenant with respect  to  the preparat ion of the Expansion Premises for Tenant's occupancy. All improvements described in this Work Letter to be constructed in and upon the Expansion Premises by Landlord are hereinafter referred to as the "Landlord's Work." Landlord and Tenant acknowledge that Plans (hereinafter defined) for the Landlord's Work have not yet been prepared and, therefore, it is impossible to determine the exact cost of the Landlord's Work at this time. Accordingly, Landlord and Tenant agree that Landlord's obligation to pay for the cost of Landlord 's Work shall be limited to $35,418.44 (the "Construction Allowance") and that Tenant shall be responsible for the reasonable cost of Landlord' s Work to the extent that it exceeds the Construction Allowance, as provided in this Work Letter. If the actual cost of Landlord's Work is less than the Construction Allowance,  Tenant shall not be entitled to any credit, payment or abatement on account thereof. Landlord shall enter into a direct contract for Landlord's Work with a properly licensed general contractor selected by Landlord. In addition, Landlord shall have  the  right  to  select  and/or approve of any subcontractors used in connection with the Landlord's Work. Tenant shall pay Landlord, within ten (I 0) days after receipt of Landlord's written demand therefor, a construction fee equal to 3% of the Construct ion Allowance to compensate for its construction management services in connection with Landlord's Work. Landlord reserves the right to deduct such fee from the Construction Allowance. The Construction Allowance must be used within six (6) months after the Expansion  Effective Date or any remaining portion shall be forfeited by Tenant.

2. Space planning, architectural and engineering (mechanical, electrical and plumbing) drawings for the Landlord's Work shall be prepared at Tenant's sole cost and expense, subject to funding through the Construction Allowance. The space planning, architectural and mechanical drawings are collectively referred to herein as the "Plans".

3. Tenant shall deliver to Landlord any information reasonably requested by Landlord and shall deliver to Landlord Tenant's approval or disapproval of any  preliminary  or  final  layout,  drawings,  or plans prompt ly after receipt of written request therefor. Any disapproval shall be in writing and shall set forth in reasonable detail the reasons for such disapproval. Tenant and Landlord's Architect shall use commercially reasonable efforts to devote such time in consultation with Landlord  and  Landlord's engineer as may reasonably be required to provide all information reasonably necessary in order to enable Landlord's Architect and engineer to promptly complete,  and  obtain Tenant's written  approval  of, the Plans for Landlord's Work. Tenant acknowledges that the Expansion Effective Date is a fixed date, regardless of whether or not Landlord's Work in the Expansion Premises  has been  completed.  Both parties agree to work together i n  good faith to the end that Landlord's Work may commence and be substant ially completed as promptl y as possible, but a failure to so complete shall not be a default or Event of Default for either party. Tenant acknowledges that Landlord 's Work will be conducted during business hours, and agrees that no interference with Tenant's business or inconvenience to Tenant shall be a default by Landlord or constitute a constructive evict ion of Tenant. Landlord agrees to use  its commercia lly reasonable efforts to minimize inconvenience and interference. Neither the approva l of the Plans nor the supervision of Landlord 's Work by Landlord shall constitute a representation or warranty by Landlord as to the accuracy, adequacy, sufficiency and propriety  of the Plans or  the  quality  of workman ship or compliance of Landlord's Work with applicable law.

4. Prior to commencing any construct ion of Landlord's Work, Landlord shall submit to Tenant a written estimate sett ing forth the ant icipated cost of the Landlord 's Work, including but not limited to labor and material s, architect' s fees, contractor's fees and permit fees. Promptly thereafter , Tenant sha ll either notify Landlord in writing of its approval of the cost estimate, or specify its objections thereto in

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reasonable detail and any desired changes to the proposed Landlord's Work. In the event Tenant notifies Landlord of such objections and desired changes, Tenant shall work with Landlord in good faith to alter the scope of Landlord 's Work in order to reach a mutually acceptable alternative cost estimate.

5. If Landlord 's estimate which is approved by Tenant shall exceed the maximum Construction Allowance (such excess being herein referred to as the "Excess Costs"), Tenant shall pay to Landlord such Excess Costs within five (5) Business Days after receipt of Landlord's written demand therefor. Landlord shall not be required to proceed with Landlord 's Work until Tenant pays such Excess Costs. Excess Costs constitute Rent payable pursuant to the Lease, and the failure to timely pay same constitutes an Event of Defau lt under the Lease.

6. If Tenant shall request any changes to Landlord 's Work that are approved by Landlord ("Change Orders"), Landlord shall have any necessary revisions to the Plans prepared, and Tenant shall reimburse Landlord on demand for the cost of preparing such revisions. Landlord shall notify Tenant in writing of the estimated increased cost, if any, which will be chargeable to Tenant by reason of such Change Orders, which increased cost shall be deemed Excess Costs hereunder and shall be subject to the provisions of Para2:raph 5 above. Tenant shall, within two (2) Business Days after receiving Landlord's estimate of the cost of the Change Order, notify Landlord in writing whether it desires to proceed with such Change Order. In the absence of such written authorization , Landlord shall have the option to continue work on the Expansion Premises disregarding the requested Change Order, or Landlord may elect to discontinue work on the Expansion Premises until it receives notice of Tenant's decision.

7. Following approval of the Plans and the payment by Tenant of the required portion of the Excess Costs, if any, Landlord shall cause Landlord's Work to be constructed substantially  in accordance with the approved Plans, so long as no default (beyond any applicable notice and cure period) shall occur under the Lease. Landlord shall notify Tenant upon substantial completion of Landlord's  Work.  The phrase "substantial completion" shall mean that Landlord's Work has been completed  except  for such minor "punch list" items as would not materially interfere with the use of all or any portion of the Expansion Premises for the permitted use outlined in Section  I . I of the Original Lease.

8. This Work Letter shall only be applicable to the Expansion Premises and shall not be deemed applicable to any add itional space added to the Expansion Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion  of  the  original  Expansion Premises or any additions to the Premises in the event of a renewal or extension of the original Lease Term, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease. All capitalized terms used in this Work Letter but not defined herein shall have the same meanings ascribed to such terms in the Lease.

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EXHIBIT A

EXPANSION PREMISES

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